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                                 EXHIBIT 10.37
                                                                  August 4, 1999

Murli Thirumale
13538 Ronnie Way
Saratoga, CA 95070


Dear Murli:

I am pleased to confirm Symmetricom's, offer of employment to you. The position we offer is Vice President, Marketing and New Business Development.

If you accept our offer, you will join a team that is the world's leading provider of network synchronization equipment, using atomic clocks, quartz and GPS technologies to time over 21,000 nodes, or central offices, in more than 1,000 telecommunications networks in over 60 countries around the globe.

The decision to join Symmetricom is a two way one - believing you will be successful here is as important to your future as to ours. From the interview process you should have gained an understanding of the culture at our company and the expectations and competencies required for the position being offered. Our employees are a key component of the company's future growth, therefore, if there needs to be further clarification please feel free to contact us.

Symmetricom has developed a set of core values that are key to our success (see attached document - Guided by Values). Each employee has the responsibility of exhibiting these values in day-to-day work behaviors. Prior to accepting this offer, it is important that you understand and agree to uphold these values as an integral part of your employment with Symmetricom.

Other terms and conditions of this offer of employment:

 .    Your starting base salary will be $3,462.00 per week (which on an annualized basis is approximately $180,000.00). Formal performance evaluations are normally conducted on an annual basis beginning one year from your date of hire. Salary increases may be granted commensurate with your level of performance and in accordance with company guidelines.

 .    You will be eligible for two bonus payments. The first is a "sign on"
     payment of $180,000.00, less legally required withholdings. This payment will be issued with your first paycheck. The second bonus payment will be issued at the successful completion of one year of employment. This payment will be $180,00.00, less legally required deductions.

 .    In this position you will also be eligible for participation in our
     Incentive Compensation Program (ICP) at a level up to 67%. For Fiscal Year 00 we guarantee a minimum payment of $40,000 contingent upon your being on the payroll at time of payout; which is normally at the end of the first month of the next fiscal year. Future participation while holding the VP Marketing and New Business Development position will be as a part of the Executive ICP and of course is dependant upon the Company sponsoring such a plan.


Murli Thirumale
August 4, 1999
Page 2


 .    Since you will be involved in making decisions that have considerable affect on the productivity and profitability of the Company, we are pleased to recommend an option of 180,000 shares of Symmetricom, Inc. stock for you. Upon becoming an employee (whether full-time or part-time) and subject to approval by the Board of Directors, you will receive this option under the terms and conditions of the Company's Stock Option Plans, at the fair market value on the day of the grant. We expect the day of the grant to be the date you begin employment; which can be the day prior to the second set of offers being extended or any day thereafter. We have agreed that the vesting schedule for this option will be as follows: after the first year 25 percent vest, after the second year an additional 25 percent vest and after the third year from date of grant the remaining 50 percent vest.

     . If you begin your employment as a part-time employee working a minimum of fifteen (15) hours per week you will be eligible for prorated salary only. Employees working fifteen hours or less per week are not eligible for benefits.

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    .  You will be eligible to participate in our Executive Medical plan once you are a full-time employee. Please refer to the enclosed plan summary for details.

    . For the purpose of vacation time accrual your length of service with Starbuck will be counted. Eligibility in all other benefit plans will be based on your date of hire with Symmetricom. Enclosed is a summary of our Benefit Program.

    . In the unlikely event we terminate your employment, other than for cause (defined as commission of a felony, a breach of fiduciary duty, or willful failure to follow a directive of the Company CEO), we will continue your base salary for up to twelve months or until you accept other employment; whichever is sooner. Your outstanding shares under the Company Program will become fully vested at the end of the twelve-month period or the date you accept other employment; again, whichever is sooner. No other benefits will continue during the pay continuation period.

Murli, enclosed you will find a copy of this letter on which you my signify your acceptance by signing it along with the Invention Assignment and Secrecy Agreement and returning both to me. The effectiveness of this letter and the compensation and benefits described in this letter are specifically subject to and conditioned upon consummation of the successful closing of the purchase of the Hewlett Packard ComSync business.

This offer is additionally conditional upon proof of eligibility to legally work in the United States under the Immigration Reform and Control Act of 1986
(IRCA). Please refer to the I-9 Explanation which explains IRCA and the documents you must bring to orientation on your first day of work. In addition, it is understood that your employment with Symmetricom is voluntarily entered into and is for no specified term. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the company is free to make changes in any aspect or to conclude its at will employment relationship with you at any time, with or without cause. It is also understood that you will not violate any previously signed agreements covering proprietary information and that you will exercise utmost diligence to protect and guard the confidential information of our company as stated in the enclosed Invention Assignment and Secrecy Agreement.
Murli Thirumale
August 4, 1999
Page 3



We are excited about the future that the integration of these two teams of successful individuals holds. We also feel that combined with your desire to succeed this opportunity provides you career growth and personal challenge.

Please feel free to contact me at (408) 428-7802 if you have questions. We look forward to closing the deal and officially welcoming you to the team.


Sincerely,
Symmetricom, Inc.



Thomas W. Steipp
CEO and President


Enclosures:   Letter Copy
              Invention Assignment & Secrecy Agreement
              EEO Form
              Guided by Values
              Employee Handbook (Benefits)
              I-9 Explanation
              Insider Trading Policy
              Employee Handbook (Employment Guidelines)
              Vacation Balance Action Request
              Exec-u-care summary

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cc:  Debbie Mackie
     Human Resources File

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Murli Thirumale
August 4, 1999
Page 4



EMPLOYMENT OFFER
                            AGREED TO AND ACCEPTED


I understand that this offer letter and enclosures noted sets forth our entire agreement respecting these matters and supersedes any prior representations or agreements, whether written or oral. I further understand that this agreement may not be modified, except in writing signed by the Chief Executive Officer of Symmetricom, Inc. and me.


In consideration of my employment, I agree to conform to the policies and procedures of the Company as well as those matters set forth in the enclosures noted.


In addition, I understand that my employment with Symmetricom is voluntarily entered into and is for no specified term. As a result, I am free to resign at any time, for any reason or for no reason. Similarly, the company is free to make changes in any aspect or to conclude it's at will employment relationship with me at any time, with or without cause. I further understand that part of Symmetricom's acquisition of Hewlett Packard's ComSync business includes the trade secrets and other proprietary information of Hewlett Packard ComSync business that may be within my knowledge and possession. Thus, as to those matters, I understand that I am free to, and expected to, utilize such information in the performance of my duties for Symmetricom. As to all other employers for whom I have worked I understand that I may not violate any previously signed agreements covering proprietary information and that I will exercise utmost diligence to protect and guard the confidential information of Symmetricom as stated in the Invention assignment and Secrecy Agreement.


[_] Checking this box and signing below indicates I have received, understood and agreed to comply with the following enclosed company policies:
         [X] Invention Assignment and Secrecy Agreement, and
         [X] Insider Trading Policy.
         [X] Employee Handbook (Employment Guidelines)
         [X] Guided by Values



         BY [X] /s/ Murli Thirumale________________________
                Please sign full name


         START DATE [X] August 10, 1999____________________
                    Please indicate your start date

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